Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-19425 and 333-106274) pertaining to the FleetBoston Financial Savings Plan of our report dated June 6, 2003, with respect to the financial statements and schedule of the FleetBoston Financial Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/	ERNST & YOUNG LLP

Boston, Massachusetts
June 20, 2003